10f-3 Exhibit
Compliance Detail

Issuer Name + CUSIP
Goldman Sachs 2.625% Notes due 2021  - 38141GVU5
Trade Date
April 20, 2016
List of Underwriters
Sole Manager:
Goldman, Sachs & Co

Co-Managers:
ABN AMRO
AZN Securities
BB&T Capital Markets
BBVA Securities
BNY Mellon Capital Markets, LLC
Credit Agricole Securities USA Inc.
Drexel Hamilton LLC
Fifth Third Securities
ING US Capital Corp
Key Capital Markets
Lloyds Capital Markets
Loop Capital Markets
Mischler Financial Group
Mizuho Securities
Natixis Securities North America Inc
PNC Securities Corp.
Regions Financial Corp.
Santander Investment Securities Inc.
Scotia International Inc.
SMBC Nikko Securities America Inc,
Standard Chartered Bank (US)
SunTrust Robinson Humphrey Inc
TD Securities USA LLC
Telsey Advisory Group
US Bancorp
Was the security:  33 Act Registration, Eligible
Municipal Security, Eligible Government
Offering, Foreign Offering, or Eligible 144A
Offering
Yes - Eligible 144A Offering
Was security offered under a firm commitment underwriting (Must be 'YES')
Yes
Is an affiliated b/d a Sr. Manager or Co-
Manager?
Yes
If yes, did the affiliate benefit directly or indirectly (Must be NO)
No
Name of Affiliate:
Natixis Securities North America Inc

Underwriter (s) or Dealer(s) from Whom
Purchased (Non-affiliates):
Goldman Sachs

Sector or Industry:
Sector: Financials, Industry: Capital Markets
Date of First Offering:
04-20-2016
Ratings:
S&P: BBB+, Fitch: A, Moodys: A3
Maturity Date:
April 25, 2021
Coupon:
2.625%
Unit Price:
99.935% of the principal amount
Gross Underwriting Spread
$5,250,000
Gross Spread as a % of Price:
..350%
Yield:
2.558 as of 07/15/16
Yield to Maturity
2.034 as of 07/15/16
Principal Amount of Offering:
$1,500,000,000
Subordination Features:
None
Years of Continued Operation:
25+


The adviser attests that the commission, spread or
profit with respect to the transaction described is
reasonable and fair compared to the commissions,
spread or profit received by others in connection
with the underwritings of similar securities during
a comparable period of time.The adviser attests that
the Total Percentage Purchased by adviser including
all funds and private advisory accounts over which
adviser has investment discretion did not exceed 25%.
[If an eligible 144A offering,  must be less than 25%
of the 144A offering plus any concurrent
public offering]    PLEASE INDICATE PERCENTAGE



0.13%

LIST EACH PARTICIPATING FUND
Percent of Offering
Purchased by Fund
Dollar Value of Offering
Purchased by Fund
Oakmark Equity & Income Fund
0.13%
$1,500,000.00
Total Purchased for Oakmark Funds
which Harris Associates L.P. manages
0.13%
$1,500,000.00
Total Percent Purchased by all Funds and
private advisory accounts over which
Harris Associates L.P. has investment
discretion.
0.13%
$1,500,000.00